Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VAPOTHERM, INC.

Vapotherm, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

FIRST: The Ninth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the Secretary of State of Delaware on September 27, 2018.

SECOND: The Certificate is hereby amended by adding the following paragraph immediately before the second sentence in Article Fourth:

“Reverse Common Stock Split. Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each share of this Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified such that each fourteen shares of the Common Stock shall become one share of the Common Stock (such reduction and resulting combination of shares is designated as the “Reverse Common Stock Split”). The par value of the Common Stock following the Reverse Common Stock Split shall remain $0.001 per share. Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive a number of shares equal to the number of shares represented by such certificate or certificates of such holder’s Pre-Split Common Stock divided by fourteen and then rounded down to the nearest whole number. No fractional shares will be issued in connection with or following the Reverse Common Stock Split. Each holder of Pre-Split Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof and in accordance with Section 155 of the General Corporation Law, be entitled to receive an amount in cash to be determined in good faith by the Board of Directors of the Corporation equal to such fraction of a share multiplied by the fair value of a share of the Common Stock.”

THIRD: That the remaining provisions of the Certificate not affected by the aforementioned amendments shall remain in full force and not be affected by this Certificate of Amendment.

FOURTH: That the amendment of the Ninth Amended and Restated Certificate of Incorporation of the Corporation effected by this Certificate was duly authorized by the stockholders of the Corporation, after first having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Ninth Amended and Restated Certificate of Incorporation be signed as of the 2nd day of November, 2018.

VAPOTHERM, INC.

By:	/s/ John Landry
Name:	John Landry
Title:	VP & Chief Financial Officer

[Signature to Certificate of Amendment to Ninth Amended and Restated Certificate of Incorporation]